EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), made and entered into in North Carolina by and between Xerium Technologies, Inc. (the “Company”), a Delaware corporation with its principal place of business in Raleigh, North Carolina, and David G. Maffucci (the “Executive”), effective as of the 26th day of August, 2009.

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of June 8, 2009 (the “Employment Agreement”); and

WHEREAS, Section 6(d) of the Employment Agreement provides that the Executive must have completed at least six (6) months of employment with the Company prior to being eligible to receive severance and other benefits in connection with a termination of the Executive’s employment by the Company pursuant to Section 5(d) of the Employment Agreement or by the Executive pursuant to Section 5(f); and

WHEREAS, the Company and the Executive desire to reduce the period that the Executive must have completed employment with the Company prior to being eligible to receive severance and other benefits in connection with a termination of the Executive’s employment by the Company pursuant to Section 5(d) of the Employment Agreement or by the Executive pursuant to Section 5(f) from six (6) months to three (3) months.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Employment Agreement.

(a) Section 6(d)(i) is amended as follows: The word and numeral “six (6)” appearing in the fourth (4th) line of Section 6(d)(i) are replaced by the word and numeral “three (3)”.

(b) Section 6(d)(ii) is amended as follows: The word and numeral “six (6)” appearing in the fourth (4th) line of Section 6(d)(ii) are replaced by the word and numeral “three (3)”.

Section 2. Reference to and Effect on the Employment Agreement.

(a) Each reference in the Employment Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Employment Agreement, and each reference to the “Employment Agreement”, “thereunder”, “thereof” or words of like import referring to the Employment Agreement as amended hereby, shall mean and be a reference to the Employment Agreement as amended hereby.

(b) Except as specifically amended above, the Employment Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

Section 3. Controlling Law. This Amendment has been executed, delivered and accepted at, and shall be deemed to have been made in, the State of North Carolina and shall be interpreted in accordance with the internal laws (as opposed to conflicts of laws provisions) of the State of North Carolina, without regard to principles of conflicts of laws.

Section 4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same.

[Signature Page to Amendment to Employment Agreement]

IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Executive, and by the Company, through its duly authorized representative, as of the date first above written.

XERIUM TECHNOLOGIES, INC.

By:	/s/ Stephen R. Light
Name:	Stephen R. Light
Title:	President, Chief Executive Officer and Chairman

EXECUTIVE

By:	/s/ David G. Maffucci
Name:	David G. Maffucci